Echlin Inc. Supplemental Executive Retirement Plan
                   Amended and Restated as of April 23, 1998


                              ARTICLE I - Purpose

1.1 There is hereby established the Echlin Inc. Supplemental
    Executive Retirement Plan to provide unfunded retirement benefits, to a selected group of management and highly compensated employees of the Company whose benefits from the Pension Plan are limited by various limitations imposed by the Code and applicable regulations.


                           ARTICLE II - Definitions

    Unless the context otherwise indicates, all terms used herein (other than the Plan) shall have the same meaning as set forth in Article I of the Pension Plan.

2.1 Applicable Interest Rate shall mean for any month of reference, an annual interest rate determined from the average of the yields on 10 year U.S. Treasury notes during such month, adjusted for constant maturity, and as reported by the Federal Reserve Board in the Wall Street Journal.

2.2 Board of Directors - shall mean the Board of Directors of the Company.

2.3 Company - shall mean Echlin Inc.

2.4 Effective Date - shall mean September 1, 1996 for this amended and restated Plan.

2.5 Member - shall mean any active executive employee of the Company on the Effective Date who was a Member of the Plan prior to the Effective Date and any active executive employee of the Company who works an Hour of Service on or after the Effective Date and whose benefit from the Pension Plan is limited by any of the requirements of the Sections 401(a)(17) or 415 of the Code included in the Pension Plan for purposes of complying with the applicable requirements of the Code.

2.6 Pension Plan - shall mean the Pension Plan for Echlin Inc. Employees as now in effect or hereafter amended.

2.7 Qualified Spouse - shall mean the legal spouse of a Member, who has been married to the Member for at least a one year period ending on the Member's date of death or Termination, if later.

2.8 SERP Earnings - shall have the meaning of Earnings as defined in the Pension Plan but shall also include any amounts of base salary or annual bonus deferred by the employee under the Echlin Inc. Unfunded Non-qualified Deferred Compensation Plan or any similar plan established by the Company.

2.9 Termination - shall mean the later of the date the employment relationship of the Member with the Company is terminated or the date the Member stops earning additional Credited Service under the Pension Plan.

2.10 Trust - shall mean the trust fund established pursuant to the Plan.

2.11 Trustee - shall mean the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

                            ARTICLE III - Benefits

3.1 Plan Benefit - The Plan Benefit shall be an amount equal to the excess of
    (a) over (b) where both (a) and (b) are determined as monthly amounts payable at the later of the Member's Normal Retirement Date, Termination or death prior to Termination as a life annuity and where

    (a) is equal to the monthly benefit a Member would have received from the Pension Plan if (1) the limitations imposed by Sections 401(a)(17) or 415 or both of the Code and regulations thereunder had not been included therein and (2) in calculating a Member's benefit under the Pension Plan, SERP Earnings are used instead of Earnings; and

    (b) is equal to the monthly amount of the Member's Pension Plan benefit.

    Benefit payments shall commence on the first day of the month following the date of a Member's Termination, and, if the benefit commencement date precedes the Member's Normal Retirement Date, the Plan Benefit shall be adjusted for early commencement as follows: (i) for each of the first 120 months by which such payment commencement date precedes such Member's Normal Retirement Date, by 1/2 of 1% for each month by which the commencement date precedes such Member's Normal Retirement Date; and (ii) for each month in excess of 120 by which such payment commencement date precedes the Member's Normal Retirement Date an additional amount that is the "Actuarial Equivalent" of the amount payable after the adjustment of (i) above. For this purpose "Actuarial Equivalent" shall mean an equivalent benefit using accepted actuarial principles and using the 1983 GAM Mortality Tables and the Applicable Interest Rate determined using the second month preceding the date of a Member's Termination.

3.2 Method of Payment - Commencing on the first day of the month following the date of a Member's Termination, the Member's Plan Benefit shall be paid to the Member or her or his Surviving Spouse or beneficiary in the event of such Member's death prior to such payment, for twelve (12) months on the first day of each month.

    On the first day of the month following twelve months after the Member's Termination, a final single sum payment shall be paid to the Member or Surviving Spouse or beneficiary in the event of the death of the Member prior to such payment. Such single sum payment shall be present value of the Plan Benefit assuming the Plan Benefit is paid to the Member as a single life annuity which commences on the date of the single sum payment. The value of the single life annuity shall be calculated using the 1983 GAM Mortality Table and the Applicable Interest Rate during the 11th month after such Member's Termination.

3.3 Vesting - A Member shall be vested in his Plan Benefit as the date on which he becomes vested under the Pension Plan. In the event of a Member's Termination prior to his being vested, all benefits under this Plan shall be forfeited; provided that, in the event of his rehire and subsequently becoming vested, his Plan Benefits shall be reinstated.

3.4 Death Benefits - In the event of the death of a Member after Termination and prior to payment of such Member's full benefit in accordance with the provisions of Section 3.2, such unpaid amount shall be paid to the Member's beneficiary designated in a form provided by, and filed with, the Board of Directors or its designate. If no such form has been filed, such unpaid benefits shall be paid to the Member's Qualified Spouse and if there is no such Qualified Spouse, to the legal representative of the Member's estate.

    In the event of the death of a Member prior to Termination who is survived by a Qualified Spouse, such Qualified Spouse shall be entitled to 50% of the Member's accrued Plan Benefit Payable according to section 3.2.

    Except as provided in this Section 3.4, no benefits shall be payable under this Plan as a result of a Member's death.

                         ARTICLE IV - Change In Control

4.1 Upon a Change In Control (as hereinafter defined) of the Company, each Member shall become fully vested in his or her Plan Benefit. Moreover, if a Member's employment is terminated without Cause (as hereinafter defined) or the Member voluntarily terminates employment for Good Reason (as hereinafter defined) within two (2) years after the Change In Control event has occurred, the Company will immediately pay such Member his or her Plan Benefit in a lump sum, and otherwise in accordance with the terms of Article III hereof; this lump sum to be determined using the Applicable Interest Rate in the second month immediately preceding the termination of the Member's employment without Cause or for Good Reason.

    Also, if there is an event that constitutes a Change In Control of the Company, the Company will contribute to the Trust, as soon as practicable after the Change In Control has occurred, an amount determined by the Plan's actuary, in his sole discretion, that, together with the existing assets of the Trust, is sufficient to ensure that all vested Plan Benefits for all Members as of the date that is 12 months after the date of the Change In Control can be paid from the Trust.

    An event constituting a "Change In Control" shall occur when (and only when) the Company obtains actual knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than Echlin Inc. or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of Echlin Inc.'s then outstanding voting securities; or (b) a tender offer or exchange offer, other than an offer by the Company, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of the Company's then outstanding shares of common stock have been purchased; or (c) the stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors of the Company; provided that, with respect to an event described in clauses (a), (b) or (c), above, such event shall only constitute a Change In Control if, and at such time as, the Board of Directors of the Company declares, in its sole discretion, that the event qualifies or will qualify as a Change In Control.

    For purposes of this Plan, the termination of a Member shall be considered to be for "Cause," whether it occurred by resignation or discharge, if the reason for the termination of employment was the Member's proven in a court of law or admitted embezzlement, dishonesty, fraud, conviction on a felonious or other charge involving moral turpitude, all in connection with the Company's affairs. The Board of Directors or, following a Change In Control, the Trust Administration Committee, shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.

    For purposes of this Plan, a Member's voluntary termination shall be considered to be for "Good Reason" if (a) without the express written consent of the Member, he is assigned material duties substantially inconsistent with his positions, duties, responsibilities or status with the Company as in effect before the Change In Control, or his titles or offices as in effect immediately prior to the Change In Control are substantially diminished or he is removed from or not reelected to any of such positions, or any other action is taken by the Company or any of its affiliates which results in a diminution in the Member's position, authority, or principal duties or responsibilities other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice given thereof by the Member, except any such assignment, action or change resulting from his termination of employment for Cause, or from his Disability (as hereinafter defined) or death; provided, however, that notwithstanding the foregoing, in no event shall a termination of employment be considered to be for "Good Reason" if, at the time of the termination, the Member shall have had a position with a title, level of duties and responsibilities substantially similar to his title, duties and responsibilities immediately prior to the Change In Control (but disregarding, except for (i) the Company's Chairman, President and Chief Executive Officer or (ii) the Corporate Senior Vice Presidents--General Counsel, Human Resources, Chief Financial Officer and Corporate Development, any changes as a result of the Company no longer being publicly traded or becoming a subsidiary, and any changes to conform titles to those of equivalent positions in an affiliate of the Company); (b) either the compensation or benefit entitlement of the employee as in effect immediately prior to the Change In Control or as increased following the Change In Control is substantially reduced; (c) the Company requires the Member without his agreement to be based anywhere other than the Company's location where the Member is principally employed or another location that is more than fifty (50) miles from the location where he is principally employed immediately prior to the Change In Control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations in effect immediately prior to the Change In Control; or (d) any failure by the Company to obtain an express written assumption of this Plan from any successor to or assign of the Company. In the case of events described in (a) through (d), the Member shall not be deemed to have waived a claim of Good Reason as a result of the passage of no more than 180 days between the occurrence of the event and the assertion of such claim.

    For purposes of this Plan, "Disability" shall have the same meaning as under the Company's long term disability program immediately prior to the occurrence of the Change In Control or at the time of the occurrence of the Member's termination of employment due to such Disability.

                       ARTICLE V - Trust and Plan Funding

5.1 The Company will establish a Trust with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Company and the Trustee. The Trust is intended to be treated as a "grantor" trust under the Code, and the establishment of the Trust is not intended to cause a Member to realize income on amounts contributed thereto, and the Trust shall be so interpreted.

5.2 At the discretion of the Company prior to a Change In
    Control, and in all cases following a Change In Control, Plan Benefits that become payable to any Member, or to any Member's beneficiary or Qualified Spouse, shall first be paid from the Trust and then, to the extent not paid from the Trust, shall be paid out of the general assets of the Company. To the extent that payments of Plan Benefits, or any portion thereof, are made from the Trust, the Company shall be relieved of its obligation to pay such amounts.

                 ARTICLE VI - Forfeiture of Benefit Entitlement

6.1 Notwithstanding any other provision of this Plan, in the event a Member's termination is due to his confession to or conviction of theft or embezzlement from; or any misdemeanor (except a traffic offense) or felony against the Company; or to dishonesty in connection with matters as determined to exist by the Company; or except as authorized by the Company, or as may be required by applicable law or a duly constituted administrative agency, such Member directly or indirectly during his service with the Company, or thereafter uses or permits the use of any trade secrets, customers lists, or other information of, or relating to, the Company, or divulges such trade secrets, customers lists and other information to any person, firm or corporation, then any benefit entitlement otherwise provided under this Plan to such Member shall be terminated and void.

                          ARTICLE VII - Miscellaneous

7.1 Nothing contained herein shall confer any right on any Member to be continued in the employ of the Company or any other company or shall affect the right of the Member to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of the Company.

7.2 This Plan shall continue in force with respect to the Member until the termination of the right of such Member or his beneficiary to receive benefits under this Plan and shall be binding upon any successor to substantially all the assets of the Company. The Board of Directors shall, however, have the right, at any time to modify, amend or terminate the Plan in whole or in part provided no such amendment shall deprive a Member of any vested Plan Benefit accrued hereunder prior to the date of the amendment.

    Notwithstanding the above, the Board may at any time amend this Plan retroactively or otherwise if and to the extent that such action is deemed necessary in light of government regulations or other legal requirements or to ensure that the Plan continues to be characterized as "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Section 201(2), 301(a)(3), and 401(a)(l).

7.3 No right or interest of the Member and beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

7.4 The administration of this Plan shall be the responsibility of the Board of Directors or such other person or entity as the Board of Directors shall designate. Decisions of the Board of Directors shall be final and binding upon the Company which shall have adopted this Plan, the Member and the Member's beneficiaries.

7.5 This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of Connecticut and the United States of America.

7.6 Any provision of the Plan deemed in violation of any law or regulation shall be null and void and of no effect and shall not affect the validity of any other provision thereof.

Issued as of April 23, 1998

                                                   ECHLIN INC.


                                                By ___________________
                                                   Larry W. McCurdy
                                                   Chairman of the Board,
                                                   President and Chief
ATTEST:                                            Executive Officer


___________________
Jon P. Leckerling
Senior Vice President
and Corporate Secretary

APPROVED BY:


___________________
Trevor O. Jones
Chairman, Compensation
and Management Development
Committee of the Board
of Directors